Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Robert Forrester

Executive Vice President, Chief Financial Officer

CombinatoRx, Incorporated

Phone: 617-425-7100

Fax: 617-425-7010

rforrester@combinatorx.com

COMBINATORX DISCONTINUES CRx-140 AS AN ORAL PRODUCT CANDIDATE FOR PSORIASIS

Trial Does Not Show Statistical Significance in Pre-Specified Endpoints

BOSTON, MA – February 22, 2006- CombinatoRx, Incorporated (NASDAQ: CRXX) today announced preliminary results of its randomized, blinded, controlled, phase 2 clinical trial of CRx-140 in patients with psoriasis. Statistical significance of the primary and secondary efficacy endpoints of reduction in PGA and PASI versus active control was not achieved.  CRx-140 was generally well tolerated.  These results, taken within the context of the CombinatoRx portfolio of product candidates, are not supportive of further clinical evaluation of CRx-140 as an oral, systemic product candidate for psoriasis.

“The preliminary results from this first phase 2a trial of CRx-140 are clearly disappointing,” said Dr. Jan Lessem, Chief Medical Officer of CombinatoRx. “Both CRx-140 and low dose cyclosporine decreased PGA and PASI, but the results of the two arms were not statistically different nor was the magnitude of the effects sufficient to warrant further development.”

“Given the potential of the overall CombinatoRx portfolio, we have decided to discontinue development of CRx-140 as an oral product candidate for psoriasis” said Alexis Borisy, President and CEO of CombinatoRx.  “We of course would have preferred a positive outcome of the trial, but given the nature of the CRx-140 results we believe it is more important to focus our resources on the other candidates in our portfolio.”

“CRx-140 was one of a portfolio of seven product candidates that CombinatoRx is currently testing in phase 2 clinical trials,” Borisy continued, ‘‘and we look forward to reporting data from these trials throughout the year.”

Clinical Data Presentation on Sunday, March 5, 2006 at AAD Conference

Dr. Alice Gottlieb, the Principal Investigator of this study, will present preliminary results at the American Academy of Dermatology annual meeting, on Sunday, March 5, 2006.  The meeting will be held at the Moscone Center, San Francisco, CA.

About the Trial Design

This trial was a multi-center, blinded, controlled, parallel design, randomized study of the effect of a 12 week treatment of CRx-140 compared to low-dose cyclosporine in a 1:1 ratio with primary endpoints of Physician Global Assessment (PGA) and safety in subjects with severe psoriasis and a secondary endpoint of Psoriasis Area Severity Index (PASI).  103 patients were enrolled at study centers in the United States and Canada. For inclusion in this study, patients must have

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had severe psoriasis with a PASI score ≥ 12 and a PGA score = 4 - 6, requiring systemic treatment.

About CRx-140

CRx-140 is a novel orally available syncretic drug candidate in clinical development for immuno-inflammatory diseases.  A syncretic drug comprises two compounds that are designed to act together synergistically through multiple pathways to provide a novel therapeutic effect which neither component alone can achieve.  CRx-140 contains a low dose of cyclosporine and loratadine.  The target product profile for CRx-140 is to selectively amplify certain elements of cyclosporine’s anti-inflammatory and immunomodulatory effects, without replicating its toxicity.

About CombinatoRx

CombinatoRx, Incorporated is a biopharmaceutical company focused on developing new medicines built from synergistic combinations of approved drugs, designed to attack disease on multiple fronts. CombinatoRx applies its proprietary combination drug discovery technology to identify new combination product candidates in a number of disease areas, including immuno-inflammatory disease, oncology, metabolic disease, neurodegenerative disease, and infectious disease. By applying our proprietary screening technology, we have discovered and advanced into clinical trials a portfolio of seven product candidates targeting multiple diseases. For further information, please visit the CombinatoRx website at www.combinatorx.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning CombinatoRx’s clinical trial results for CRx-140 and related publications and presentations,  its plans for further research and development of its CRx-140 product candidate, its plans with respect to the research and development of the other product candidates in its portfolio, its timeframe for the announcement of results from clinical trials of its other product candidates and its drug discovery technology. These forward-looking statements about future expectations, plans and prospects of CombinatoRx involve significant risks, uncertainties and assumptions, including risks related to its ability to initiate and successfully complete clinical trials of its product candidates, the unproven nature of the CombinatoRx drug discovery technology, potential difficulty and delays in obtaining regulatory approval for the sale and marketing of its product candidates, the Company’s ability to obtain additional funding for its research and development and those other risks that can be found in the “Risk Factors” section of CombinatoRx’s Registration Statement on Form S-1 on file with the Securities and Exchange Commission. No forward-looking statement can be guaranteed and actual results may differ materially from those CombinatoRx projects.

In addition, the forward-looking statements included in this press release represent CombinatoRx’s views as of the date of this release. CombinatoRx anticipates that subsequent events and developments may cause its views to change. However, while CombinatoRx may elect to update these forward-looking statements at some point in the future, CombinatoRx specifically disclaims any obligation to do so, except as required by applicable law. These forward-looking statements should not be relied upon as representing CombinatoRx’s views as of any date subsequent to the date of this release.  CRx-140 has not been approved for use by the United States Food and Drug Administration for psoriasis and CombinatoRx has not applied for approval of CRx-140 for the treatment of psoriasis.

(c) 2006 CombinatoRx, Incorporated. All rights reserved.

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